Exibit 99.1

NEWS RELEASE

For Immediate Release

September 30, 2004

For Further Information Contact:

Craig G. Stilwell, Executive Vice President

(304) 769-1113

City Holding Company Announces Fourth Quarter Dividend

Charleston, West Virginia – City Holding Company, “the Company” (NASDAQ: CHCO), a $2.2 billion bank holding company headquartered in Charleston, yesterday declared a fourth quarter dividend of 22 cents per common share for shareholders of record as of October 15, 2004. The dividend is payable on October 31, 2004. The 22 cents per share dividend represents a 10% increase over the fourth quarter dividend paid in October, 2003.

The Company also announced that it had received and accepted the resignation of board member David Haden at its regularly scheduled monthly meeting on September 29, 2004. Haden previously retired as President of CityInsurance Professionals in December, 2002.

City Holding Company is the parent company of City National Bank of West Virginia. In addition to the Bank, City National Bank operates CityInsurance Professionals, an insurance agency offering a full range of insurance products and services.